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                                                                    EXHIBIT 23.1

                               REPORT ON SCHEDULE
                                       AND
                               CONSENT OF KPMG LLP


The audits referred to in our report dated January 31, 2000, except as to Notes 3 and 12, which are as of February 9, 2000, included the related financial statement schedule as of December 31, 1999 and for each of the years in the three-year period ended December 31, 1999, included in the annual report on Form 10-K of Advanced Fibre Communications, Inc. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 333-44645 and 333-15651) on Form S-8 of Advanced Fibre Communications, Inc. of our reports dated January 31, 2000, relating to the consolidated balance sheets of Advanced Fibre Communications, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and other comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which reports appear, or are incorporated by reference, in the December 31, 1999 annual report on Form 10-K of Advanced Fibre Communications, Inc.


                                                          /s/ KPMG LLP


San Francisco, California
March 21, 2000